Exhibit 8.1

June 14, 2023

Siyata Mobile Inc.

1751 Richardson Street, Suite #2207

Montreal, Quebec Canada H3K-1G6

Re:	Siyata Mobile Inc.

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Siyata Mobile Inc. (the “Company”), a British Columbia (Canada) corporation, in connection with the Company’s registration statement on Form F-1, as amended (File No. 333-272512) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”), as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of Common Shares ( “Common Shares”), no par value per share of the Company. We understand that the Common Shares are to be sold to investors on a “reasonable best efforts” basis as described in the Registration Statement and pursuant to a placement agent agreement (the “Placement Agent Agreement”) to be entered into by and between the Company and Maxim Group, LLC (the “Placement Agent”) substantially in the form to be filed as an exhibit to the Registration Statement.

In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statement and other materials as deemed relevant and appropriate by us. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations,” we hereby confirm that the opinions of Seward & Kissel LLP and discussions of United States federal income tax matters expressed there and in the Risk Factor “U.S. holders of the Company’s shares may suffer adverse tax consequences if we are characterized as a passive foreign investment company” accurately state our views as to the tax matters discussed therein.

Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above.

Siyata Mobile Inc.

June 14, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP